Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of January 7, 2016 (the “Effective Date”) between ACI Worldwide, Inc., a Delaware corporation formerly known as Transaction Systems Architects, Inc. (the “Company”), and Philip G. Heasley (“Executive”), and supersedes in its entirety that certain Amended and Restated Employment Agreement dated as of January 9, 2009, pertaining to the terms of the employment of Executive by the Company.

RECITALS:

WHEREAS, Executive has served as the President and Chief Executive Officer of the Company since March 5, 2005, and Executive desires to continue to serve as the President and Chief Executive Officer of the Company;

WHEREAS, the Company shall employ Executive on the terms and conditions set forth in this Agreement, and Executive shall be retained and employed by the Company to perform such services under the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto agree as follows:

1.	Certain Definitions. Certain words or phrases with initial capital letters not otherwise defined herein shall have the meanings set forth in Section 8 hereof.

2.	Employment. The Company shall employ Executive, and Executive accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending as provided in Section 5 hereof (the “Employment Period”).

3.	Position and Duties.

(a)	During the Employment Period, Executive shall serve as the President and Chief Executive Officer of the Company and shall have the normal duties, responsibilities and authority of an executive serving in such position, subject to the power of the Board of Directors of the Company (the “Board”) to provide oversight and direction with respect to such duties, responsibilities and authority, either generally or in specific instances and consistent with such position. So long as Executive is the President and Chief Executive Officer of the Company, the Board will nominate Executive to serve as a member of the Board.

(b)	Executive shall report to the Board.

(c)	During the Employment Period, Executive shall devote Executive’s best efforts and Executive’s full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company, its subsidiaries and affiliates. Executive shall perform Executive’s duties and responsibilities to the best of Executive’s abilities in a diligent, trustworthy, business-like and efficient manner. During the Employment Period, Executive may not serve as a director or a principal of another company without the Board’s prior consent.

(d)	Executive shall perform Executive’s duties and responsibilities principally in the metropolitan area of the Company’s headquarters.

(e)	Executive has acquired through purchase on the NASDAQ National Market System at least 100,000 shares (the “Threshold Ownership”) of the Company’s common stock. Executive shall at all times during the Employment Period (as defined in Section 5 below) continue to meet the Threshold Ownership.

4.	Compensation and Benefits.

(a)	Salary. The Company agrees to pay Executive a salary during the Employment Period in installments based on the Company’s payroll practices as may be in effect from time to time. Executive’s salary during the Employment Period (as defined in Section 5) shall be at the rate of $720,000 per year initially and shall be reviewed and determined annually at a level consistent with the Company’s current compensation philosophy of positioning Executive’s total targeted cash compensation at the 50th percentile of the Company’s current peer group. Executive’s base salary, as in effect from time to time during the Employment Period, is hereinafter referred to as the “Base Salary.” Notwithstanding the foregoing, the Board may decrease Executive’s Base Salary only if, as a result of a reasonable business judgement of the Board, there is an across-the-board salary reduction for all executive level management employees of the Company. If there is any modification to the Base Salary as defined herein, “Base Salary” in this Agreement will refer to such modified Base Salary.

(b)	Bonus. During the Employment Period, Executive will be eligible for a bonus under the Company’s Management Incentive Compensation Plan (or any successor plan), subject to performance criteria as will be determined by the Board for each fiscal year. Executive’s targeted annual bonus, based on Company and personal achievements, will be in an amount such that targeted total cash compensation is consistent with the Company’s then-current compensation philosophy. For 2016, Executive’s target bonus will be 125% of Base Salary, which positions Executive’s total targeted cash compensation at the 50th percentile of the Company’s current peer group, consistent with the Company’s current compensation philosophy.

(c)	Long-Term Incentive Programs. Following Executive’s timely execution of this Agreement and as soon as practicable following the Effective Date, Executive will receive a grant in the amount of $1 million under and pursuant to the terms of the 2016 Supplemental Long-Term Incentive Program (or a successor plan), with the payment of such award to be tied to the successful appointment of and transition to a successor to the Chief Executive Officer position and, in connection with such transition, the development of an effective and capable management organization that will be prepared to lead the Company to continued success.

During the Employment Period, Executive’s participation in the Company’s Long-Term Incentive Program (“LTIP”) will be reviewed and determined annually at a level consistent with the Company’s then-current compensation philosophy. Consistent with this, Executive’s 2016 LTIP award amount will be targeted to the 65th percentile of the Company’s current peer group.

(d)	Stock Options. During Executive’s employment with the Company, Executive has received certain stock option and performance share grants. The terms and conditions for the grants are set forth in those certain stock option and performance share agreements between the Company and Executive as the same may be amended from time to time. Without limiting foregoing, any stock options granted to Executive following the Effective Date shall provide in the terms of such stock option grants that in the event Executive retires from the Company three or more years following the Effective Date (i) such stock options will continue to vest in accordance with the applicable vesting schedule following such retirement and (ii) such stock options will remain exercisable for the remainder of the applicable term of the stock options. To the extent necessary, the Company will endeavor to make any amendments to the applicable plan under which the stock options will be granted to effectuate the terms described in the previous sentence.

(e)	Expense Reimbursement. The Company shall reimburse Executive for all reasonable expenses incurred by Executive during the Employment Period in the course of performing Executive’s duties under this Agreement that are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements applicable generally with respect to reporting and documentation of such expenses.

(f)

Standard Executive Benefits Package. Executive shall be entitled during the Employment Period to participate, on the same basis as other executives of the Company, in the Company’s Standard Executive Benefits Package. The Company’s “Standard Executive Benefits Package” means those benefits (including insurance and other benefits, but excluding, except as hereinafter provided in Section 6, any severance pay program or policy of the Company) for which substantially all of the executives of the Company are from time to time generally eligible, as determined from time to time by the Board. Notwithstanding the foregoing, Executive shall be entitled to five weeks of paid vacation per calendar year.

(g)	Additional Compensation/Benefits. Any compensation or benefits to be provided to Executive during the Employment Period other than as set forth in this Agreement, including, without limitation, any future grant of stock options or other equity awards, shall be determined by the Board in its sole discretion.

5.	Employment Period.

(a)	Except as hereinafter provided, the Employment Period shall commence on the Effective Date and shall continue until, and shall end upon, the fifth anniversary of the Employment Date.

(b)	Notwithstanding (a) above, the Employment Period shall end early upon the first to occur of any of the following events:

(i)	Executive’s death;

(ii)	the Company’s termination of Executive’s employment on account of Disability;

(iii)	the Company’s termination of Executive’s employment for Cause (a “Termination for Cause”);

(iv)	the Company’s termination of Executive’s employment without Cause (a “Termination without Cause”);

(v)	the Company’s termination of Executive’s employment in connection with, or following, the appointment of a successor to the position of Chief Executive Officer (a “Succession Termination”);

(vi)	Executive’s termination of Executive’s employment for Good Reason (a “Termination for Good Reason”); or

(vii)	Executive’s termination of Executive’s employment for any reason other than Good Reason, including Executive’s retirement (a “Voluntary Termination”).

(c)

Notwithstanding anything herein to the contrary, this Agreement and the Employment Period hereunder shall terminate immediately upon the occurrence of the “Effective Date” defined in that certain Change In Control Employment Agreement between the Company and Executive dated January 9, 2016, simultaneously executed with this Agreement, or any change in control employment agreement that supersedes and replaces that agreement (the “Change

In Control Employment Agreement”). Thereafter, Executive’s employment with the Company shall be governed by the terms and conditions of the Change In Control Employment Agreement.

6.	Post-Employment Period Payments.

(a)	At the end of the Employment Period for any reason, Executive shall cease to have any rights to salary, bonus, expense reimbursements or other benefits and Executive shall be entitled to (i) any Base Salary which has accrued but is unpaid, any reimbursable expenses which have been incurred but are unpaid, and any unexpired vacation days which have accrued under the Company’s vacation policy but are unused, as of the end of the Employment Period, (ii) any plan benefits which by their terms extend beyond termination of Executive’s employment (but only to the extent provided in any such benefit plan in which Executive has participated as an employee of the Company and excluding, except as hereinafter provided in Section 6, any severance pay program or policy of the Company) and (iii) any benefits to which Executive is entitled under Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”). In addition, Executive shall be entitled to the additional benefits and amounts described in the succeeding subsections of this Section 6, in the circumstances described in such subsections.

(b)	If the Employment Period ends pursuant to Section 5 hereof on account of Executive’s death, Disability or Voluntary Termination, or on account of a Termination for Cause or Succession Termination, the Company shall make no further payments to Executive except as contemplated in subsection (a) above.

(c)	If the Employment Period ends early pursuant to Section 5 hereof on account of a Termination without Cause or a Termination for Good Reason, Executive shall be entitled to the following:

(i)	a lump sum payment equal to Executive’s bonus at target for the quarter in which the Employment Period ends;

(ii)	a lump sum payment equal to two times the sum of (A) Executive’s Base Salary at the time of such termination, plus (B) the Bonus Amount in effect at the time of such termination; provided, however, that if such Termination without Cause or Termination for Good Reason occurs during the twelve (12) month period immediately following the Effective Date, such lump sum payment shall be increased by an amount equal to Executive’s Base Salary and Bonus Amount multiplied by a fraction, the numerator of which is the number of full calendar months remaining between the date of Executive’s Termination without Cause or Termination for Good Reason and the twelve (12) month anniversary of the Effective Date, and the denominator of which is twelve (12); and

(iii)	Executive shall be entitled to continue to participate, on the same basis as active employees participate in such plans, in the Company’s medical and dental plans until the earlier of (A) Executive’s eligibility for any such coverage under another employer’s or any other medical or dental insurance plans or (B) two years from the date of termination of Executive’s employment (the “Benefit Continuation Period”) but only to the extent that Executive makes a payment to the Company in an amount equal to the monthly premium payments (both the employee and employer portion) required to maintain such coverage on the first day of each calendar month commencing with the first calendar month following the date of termination of Executive’s employment and the Company shall reimburse Executive on an after-tax basis for the amount of such premiums, if any, in excess of any employee contributions necessary to maintain such coverage for the Benefit Continuation Period and such reimbursement shall comply with the Reimbursement Rules set forth below. Executive agrees that the period of coverage under such plans (or the period of reimbursement if participation is barred) shall count against the plans’ obligation to provide continuation coverage pursuant to COBRA.

Notwithstanding any other provision to the contrary in this Section 6(c) or otherwise in this Agreement (A) in the event continued coverage reimbursement set forth in this Section 6(c)(iii), by reason of change in the applicable law, may, in the reasonable view of the Company, result in tax or other penalties on the Company, this provision shall terminate and Executive and the Company shall, in good faith, negotiate for a substitute provision that would not result in such tax or other penalties and (B) the medical and dental plan benefits provided pursuant to this Section 6(c)(iii) that are not non-taxable medical benefits within the meaning of Treasury Regulation Section 1.409A-1(a)(5) shall be treated as follows (the “Reimbursement Rules”): (i) the amount of such benefits provided during one taxable year shall not affect the amount of such benefits provided in any other taxable year, except that to the extent such benefits consist of the reimbursement of expenses referred to in Section 105(b) of the Code, a limitation may be imposed on the amount of such reimbursements over some or all of the Benefit Continuation Period, as described in Treasury Regulation Section 1.409A-3(i)(1)(iv)(B), (ii) to the extent that any such benefits consist of reimbursement of eligible expenses, such reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) no such benefit may be liquidated or exchanged for another benefit.

(d)

Subject to the delay of certain payments pursuant to Section 20 of this Agreement, the Company shall make all payments required to be made pursuant to this Section 6 within seventy-five (75) days of the end of the Employment Period; provided, however, no payments shall be made under Section 6(c), and all such payments and benefits shall be forfeited, if Executive fails to sign and return a Release Agreement to the Company within sixty (60) days after the end of the Employment Period or revokes such Release Agreement within the time period provided therein.

(e)	Except as provided in Section 6(c)(iii) above, Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise.

(f)	Notwithstanding any other provision of this Agreement, no payment will be made pursuant to this Agreement if Executive is entitled to, and receives, payments or other benefits pursuant to the Change in Control Agreement.

7.	Competitive Activity: Confidentiality: Nonsolicitation.

(a)	Acknowledgements and Agreements. Executive hereby acknowledges and agrees that in the performance of Executive’s duties to the Company during the Employment Period, Executive will be brought into frequent contact, either in person, by telephone or through the mails, with existing and potential customers of the Company. Executive also agrees that trade secrets and confidential information of the Company, more fully described in Section 7(j) of this Agreement, gained by Executive during Executive’s association with the Company, have been developed by the Company through substantial expenditures of time, effort and money and constitute valuable and unique property of the Company. Executive further understands and agrees that the foregoing makes it necessary for the protection of the business of the Company that Executive not compete with the Company during the Employment Period and not compete with the Company for a reasonable period thereafter, as further provided in the following subsections.

(b)	Covenants During the Employment Period. During the Employment Period, Executive will not compete with the Company anywhere in the world. In accordance with this restriction, but without limiting its terms, during the Employment Period, Executive will not:

(i)	enter into or engage in any business which competes with the business of the Company;

(ii)	solicit customers, business, patronage or orders for, or sell, any products and services in competition with, or for any business that competes with, the business of the Company;

(iii)	divert, entice or otherwise take away any customers, business, patronage or orders of the Company or attempt to do so; or

(iv)	promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the business of the Company.

(c)	Covenants Following Termination. For a period of one year following the termination of Executive’s employment for any reason, Executive will not:

(i)	enter into or engage in any business which competes with the Company’s business within the Restricted Territory (as defined in Section 7(g));

(ii)	solicit customers, business, patronage or orders for, or sell, any products and services in competition with, or for any business, wherever located, that competes with, the Company’s business within the Restricted Territory;

(iii)	divert, entice or otherwise take away any customers, business, patronage or orders of the Company within the Restricted Territory, or attempt to do so; or

(iv)	promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the Company’s business within the Restricted Territory.

(d)	Indirect Competition. For the purposes of Sections 7(b) and 7(c), but without limitation thereof, Executive will be in violation thereof if Executive engages in any or all of the activities set forth therein directly as an individual on Executive’s own account, or indirectly as a partner, joint venturer, employee, agent, salesperson, consultant, officer and/or director of any firm, association, partnership, corporation or other entity, or as a stockholder of any corporation or the owner of the interests in any other entity, in which Executive or Executive’s spouse, child or parent owns, directly or indirectly, individually or in the aggregate, more than five percent (5%) of the outstanding stock or other ownership interests.

(e)	The Company. For purposes of this Section 7, the Company shall include any and all direct and indirect subsidiary, parent, affiliated, or related companies of the Company.

(f)	The Company’s Business. For the purposes of Sections 7(b), 7(c), 7(j) and 7(k), the Company’s business is defined to be the development and sale of software products, provision of service and outsourcing of applications that facilitate electronic payments, as further described in any and all manufacturing, marketing and sales manuals and materials of the Company as the same may be altered, amended, supplemented or otherwise changed from time to time, or of any other products or services substantially similar to or readily suitable for any such described products and services.

(g)	Restricted Territory. For the purposes of Section 7(c), the Restricted Territory shall be defined as and limited to:

(i)	the geographic area(s) within a 100 mile radius of any and all Company location(s) in, to, or for which Executive worked, to which Executive was assigned or had any responsibility (either direct or supervisory) at the time of termination of Executive’s employment and at any time during the one (1) year period prior to such termination; and

(ii)	all of the specific customer accounts, whether within or outside of the geographic area described in (i) above, with which Executive had any contact or for which Executive had any responsibility (either direct or supervisory) at the time of termination of Executive’s employment and at any time during the one (1) year period prior to such termination.

(h)	Extension. If it shall be judicially determined that Executive has violated any of Executive’s obligations under Section 7(c), then the period applicable to each obligation that Executive shall have been determined to have violated shall automatically be extended by a period of time equal in length to the period during which such violation(s) occurred.

(i)	Non-Solicitation. For a period of two years following the termination of Executive’s employment for any reason, Executive will not directly or indirectly solicit or induce or attempt to solicit or induce any employee(s), sales representative(s), agent(s) or consultant(s) of the Company and/or of its parent, or its other subsidiary, affiliated or related companies to terminate their employment, representation or other association with the Company and/or its parent or its other subsidiary, affiliated or related companies.

(j)	Further Covenants.

(i)

Executive will keep in strict confidence, and will not, directly or indirectly, at any time during or after Executive’s employment with the Company, disclose, furnish, disseminate, make available or, except in the course of performing Executive’s duties of employment, use any trade secrets or confidential business and technical information of the Company or its customers or vendors, including without limitation as to when or how Executive may have acquired such information. Such confidential information shall include, without limitation, the Company’s unique selling, manufacturing and servicing methods and business techniques, training, service and business manuals, promotional materials, training courses and other training and instructional materials, vendor and product information, customer and prospective customer lists, other customer and prospective customer information and other business information. Executive specifically acknowledges that all such confidential information, whether reduced to writing, maintained on any form of electronic media, or maintained in Executive’s mind or memory and whether compiled by the Company, and/or Executive, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company to maintain the secrecy of such information, that such information is the sole property of the Company and that any retention and use of such information by Executive during Executive’s employment with the Company (except in the course of performing Executive’s duties and obligations to the Company) or after the termination of Executive’s employment shall constitute a misappropriation of the Company’s trade secrets.

(ii)	Executive agrees that upon termination of Executive’s employment with the Company, for any reason, Executive shall return to the Company, in good condition, all property of the Company, including without limitation, the originals and all copies of any materials which contain, reflect, summarize, describe, analyze or refer or relate to any items of information listed in Section 7(j)(i) of this Agreement. In the event that such items are not so returned, the Company will have the right to charge Executive for all reasonable damages, costs, attorneys’ fees and other expenses incurred in searching for, taking, removing and/or recovering such property.

(k)	Discoveries and Inventions: Work Made for Hire.

(i)	Executive hereby assigns and agrees to assign to the Company, its successors, assigns or nominees, all of Executive’s rights to any discoveries, inventions and improvements, whether patentable or not, made, conceived or suggested, either solely or jointly with others, by Executive while in the Company’s employ, whether in the course of Executive’s employment with the use of the Company’s time, material or facilities or that is in any way within or related to the existing or contemplated scope of the Company’s business. Any discovery, invention or improvement relating to any subject matter with which the Company was concerned during Executive’s employment and made, conceived or suggested by Executive, either solely or jointly with others, within one (1) year following termination of Executive’s employment under this Agreement or any successor agreements shall be irrebuttably presumed to have been so made, conceived or suggested in the course of such employment with the use of the Company’s time, materials or facilities. Upon request by the Company with respect to any such discoveries, inventions or improvements, Executive will execute and deliver to the Company, at any time during or after Executive’s employment, all appropriate documents for use in applying for, obtaining and maintaining such domestic and foreign patents as the Company may desire, and all proper assignments therefor, when so requested, at the expense of the Company, but without further or additional consideration.

(ii)	Executive acknowledges that, to the extent permitted by law, all work papers, reports, documentation, drawings, photographs, negatives, tapes and masters therefor, prototypes and other materials (hereinafter, “items”), including without limitation, any and all such items generated and maintained on any form of electronic media, generated by Executive during Executive’s employment with the Company shall be considered a “work made for hire” and that ownership of any and all copyrights in any and all such items shall belong to the Company. The item will recognize the Company as the copyright owner, will contain all proper copyright notices, e.g., “(creation date) [Company Name], All Rights Reserved,” and will be in condition to be registered or otherwise placed in compliance with registration or other statutory requirements throughout the world.

(l)	Communication of Contents of Agreement. During Executive’s employment and for one (1) year thereafter, Executive will communicate the contents of this Agreement to any person, firm, association, partnership, corporation or other entity which Executive intends to be employed by, associated with, or represent.

(m)	Relief. Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of Executive’s obligations under this Agreement would be inadequate. Executive therefore agrees that, in addition to any other rights or remedies that the Company may have at law or in equity, temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision contained in Sections 7(b), 7(c), 7(d), 7(h), 7(i), 7(j), 7(k) and 7(1) of this Agreement, without the necessity of proof of actual damage.

(n)	Reasonableness. Executive acknowledges that Executive’s obligations under this Section 7 are reasonable in the context of the nature of the Company’s business and the competitive injuries likely to be sustained by the Company if Executive was to violate such obligations. Executive further acknowledges that this Agreement is made in consideration of, and is adequately supported by the agreement of the Company to perform its obligations under this Agreement and by other consideration, which Executive acknowledges constitutes good, valuable and sufficient consideration.

8.	Definitions.

(a)	“Base Period” means the two most recent fiscal years of the Company ending prior to the date of Executive’s termination of employment; provided, however that if Executive was not an employee of the Company (or a Predecessor Entity or a Related Entity, as such terms are defined in Section 8 hereof) at any time during one of such two fiscal years, the Base Period is the one fiscal year of such two fiscal year period during which Executive performed personal services for the Company or a Predecessor Entity or a Related Entity.

(b)	“Bonus Amount” means the quotient of (i) the total of the annual bonus amounts described in Section 4(b) of this Agreement received by Executive during the fiscal year or years comprising the Base Period, divided by (ii) the number of the Company’s fiscal years in the Base Period.

(c)	“Cause” means the occurrence of any of the following events prior to the termination of the Employment Period:

(i)	Executive’s conviction of a felony involving moral turpitude;

(ii)	Executive’s serious, willful gross misconduct or Executive’s repeated failure or refusal to perform or observe Executive’s material duties, responsibilities and obligations as an employee or officer of the Company for reasons other than Disability, if such misconduct, failure or refusal continues ten days following written notice thereof by the Company to Executive identifying the same and specifying that Executive’s employment may be terminated if the same continues;

(iii)	Executive’s breach of any provision of Section 7 of this Agreement, which is not cured within three days after written notice thereof to Executive; or

(iv)	Executive’s violation of any provision of the Company’s Code of Business Conduct and Ethics or the Company’s Code of Ethics for the Chief Executive Officer and Senior Financial Officers, as the same may be amended from time to time.

For purposes of this Agreement, any termination of Executive’s employment by the Company for Cause shall be authorized by a vote of at least a majority of the nonemployee members of the Board. No termination for Cause shall take effect until the expiration of the correction period, if any, described above and the determination by a majority of the non-employee members of the Board that Executive has failed to correct the act or failure to act.

(d)	“Code” means the Internal Revenue Code of 1986, as amended.

(e)	“Disability” means, as a result of Executive’s incapacity due to physical or mental illness, Executive shall have been unable, with or without a reasonable accommodation, to perform his duties with the Company on a full-time basis for six months and, within 30 days after a written notice of termination of employment is thereafter given by the Company, Executive shall not have returned to the full-time performance of Executive’s duties.

(f)	“Good Reason” means a material adverse change in Executive’s title, duties, authority or reporting relationship, without Executive’s consent, excluding any inadvertent change that is remedied by the Company promptly after receipt of a written notice thereof from Executive or any other material breach of this Agreement that is not remedied by the Company promptly after receipt of a written notice thereof from Executive; provided, however, that Executive shall not have Good Reason with respect to termination of his employment, including his retirement, concurrent with or following the appointment of a successor to the Chief Executive Officer position and; provided, further, that during the two year period following a Change in Control (as such phrase is defined in the Change in Control Agreement), no Good Reason for termination shall have occurred under this Agreement unless Good Reason for termination exists under the terms of the Change in Control Agreement.

(g)	“Predecessor Entity” is any entity which, as a result of a merger, consolidation, purchase or acquisition of property or stock, corporate separation, or other similar business transaction transfers some or all of its employees to the Company or to a Related Entity or to a Predecessor Entity of the Company.

(h)	“Related Entity” includes any entity treated as a single employer with the Company in accordance with subsections (b), (c), (m) and (0) of Code Section 414.

(i)	“Release Agreement” means an agreement, substantially in a form approved by the Company, pursuant to which Executive releases all current or future claims, known or unknown, arising on or before the date of the release against the Company, its subsidiaries and its officers.

9.	Section 280G.

(a)

Anything in this Agreement to the contrary notwithstanding, in the event that it is determined (as hereafter provided) that any payment or distribution by the Company or any of its affiliates to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation the Change in Control Agreement between the Company and Executive, any stock option, performance share, performance unit, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Payment” and collectively, the “Total Payments”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) by reason of being considered “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), then the Payments shall be reduced to the least extent necessary so that no portion of the Total Payments shall be subject to the excise tax imposed by Section 4999 of the Code, but only if, by reason of such reduction, Executive’s Net After-Tax Benefit as a result of such reduction will exceed the Net After-Tax Benefit that Executive would have received if no such reduction was made. For purposes of this Program, “Net After-Tax Benefit” means (A) the Total Payments that Executive becomes entitled to receive from the Company or its affiliates which constitute “parachute payments” (determined without regard to the requirements of Treasury Regulation Q&A-2(a)(4)), less (B) the amount of all federal, state and local income and employment taxes payable with respect to the Total Payments, calculated at the maximum applicable marginal income tax rate, less (C) the amount of excise taxes imposed with respect to the Total Payments under Section 4999 of the Code.

(b)	The obligations set forth in Section 9(a) will be subject to the procedural provisions described in Annex A.

(c)	In the event it is determined, pursuant to the procedural provisions described in Annex A, that a reduction of the Total Payments is required pursuant to Section 9(a), then the amount of Executive’s cash severance under Section 6(c)(ii) will be reduced first, then the bonus payment for the quarter in which Executive’s employment terminates shall next be reduced and, finally, any benefit reimbursement payments payable pursuant to Section 6(c)(iii) will be reduced in a manner that will not result in any impermissible deferral or acceleration of benefits under Section 409A of the Code.

10.	Executive Representations. Executive represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound, (b) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (c) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.

11.	Survival. Subject to any limits on applicability contained therein, Section 7 hereof shall survive and continue in full force in accordance with its terms notwithstanding any termination of the Employment Period.

12.	Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling.

13.	Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight carrier or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive:

Philip G. Heasley

c/o ACI Worldwide, Inc.

3520 Kraft Road

Naples, FL 34105

Notices to the Company:

ACI Worldwide, Inc.

3520 Kraft Road

Naples, FL 34105

Attn: General Counsel

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered, sent or mailed.

14.	Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

15.	Complete Agreement. This Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

16.	Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and both of which taken together shall constitute one and the same agreement.

17.	Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, executors, personal representatives, successors and assigns, except that neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party. Executive hereby consents to the assignment by the Company of all of its rights and obligations hereunder to any successor to the Company by merger or consolidation or purchase of all or substantially all of the Company’s assets, provided such transferee or successor assumes the liabilities of the Company hereunder.

18.	Choice of Law. This Agreement shall be governed by the internal law, and not the laws of conflicts, of the State of Nebraska.

19.	Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement. This Agreement is intended to comply with the provisions of Section 409A of the Code so that the income inclusion provisions of said Section 409A do not apply to Executive, and the Company and Executive accordingly agree to such amendments to the Agreement as may be necessary or appropriate to reform the provisions of the Agreement to comply with the applicable requirements of Section 409A of the Code and the regulations and Treasury guidance thereunder to prevent any of the benefits provided by this Agreement from being includible in Executive’s gross income before being paid pursuant to this Agreement or otherwise subject to additional income taxes and interest penalties under Section 409A of the Code.

20.	Delay of Payment Date for Nonqualified Deferred Compensation. Notwithstanding anything to the contrary in this Agreement, any payments to be made to Executive upon his separation from service (within the meaning of Section 409A of the Code) which constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), will not be made to Executive until the earliest to occur of:

(a)	the first day of the seventh month following the date of the Executive’s separation from service; or

(b)	Executive’s death.

The foregoing provisions which delay the payment date of certain nonqualified deferred compensation shall only apply if the Executive is a “specified employee” (within the meaning of Section 409A of the Code) as determined by the Company under the methodology established by the Company at the time of his separation from service and only to the extent necessary to avoid additional income taxes or interest penalties under Section 409A of the Code.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ACI Worldwide, Inc.		Philip G. Heasley

By:	/s/ David A. Poe	/s/ Philip G. Heasley

Its:	Chairman

Annex A -Procedural provisions regarding Section 280G

Annex A

Section 280G Procedural Provisions

(1) All determinations required to be made under Section 9 and Annex A, including whether an Excise Tax is payable by Executive and the amount of such Excise Tax will be made by a nationally recognized accounting firm (the “National Firm”) selected by Executive in Executive’s sole discretion. Executive will direct the National Firm to submit its determination and detailed supporting calculations to both the Company and Executive within 30 calendar days after-the date of termination of Executive’s employment, if applicable, and any such other time or times as may be requested by the Company or Executive. If the National Firm determines that any Excise Tax is payable by Executive, the National Firm will also determine whether a reduction of the Total Payments will result in Executive’s Net After-Tax Benefit being greater than if no reduction in the Total Payments is made and the Excise Tax is paid and will at the same time as it makes such determination will also furnish the Company and Executive with an opinion with respect to which calculation results in the greatest Net After-Tax Benefit to Executive. In addition, if the National Firm determines that no Excise Tax is payable by Executive with respect to any material benefit or amount (or portion thereof), it will, at the same time as it makes such determination, furnish the Company and Executive with an opinion that Executive has substantial authority not to report any Excise Tax on Executive’s federal, state or local income or other tax return with respect to such benefit or amount.

(2) The Company and Executive will each provide the National Firm access to and copies of any books, records and documents in the possession of the Company or Executive, as the case may be, reasonably requested by the National Firm, and otherwise cooperate with the National Firm in connection with the preparation and issuance of the determinations and calculations contemplated by Paragraph 1. Any determination by the National Firm will be binding upon the Company and Executive.

(3) The federal, state and local income or other tax returns filed by Executive will be prepared and filed on a consistent basis with the determination of the National Firm with respect to whether any Excise Tax is payable by Executive. Executive will report and make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of Executive’s federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment.

(4) The fees and expenses of the National Firm for its services in connection with the determinations and calculations contemplated by Paragraph 1 will be borne by the Company. If such fees and expenses are initially paid by Executive, the Company will reimburse Executive the full amount of such fees and expenses within five business days after receipt from Executive of a statement therefor and reasonable evidence of Executive’s payment thereof and, for the avoidance of doubt, in no event will any reimbursement amount payable to Executive be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, and no such reimbursement during any calendar year shall affect the

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amounts eligible for reimbursement in any other calendar year, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code. In addition, Executive’s right to reimbursement (or in-kind benefits) cannot be liquidated or exchanged for any other benefit or payment.

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